As filed with the Securities and Exchange Commission on June 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

snap interactive, inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3191847
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

320 West 37th Street, 13th Floor New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Snap Interactive, Inc. 2016 Long-Term Incentive Plan

(Full title of the plan)

Alexander Harrington

Chief Executive Officer and Chief Financial Officer

320 West 37th Street, 13th Floor

New York, NY 10018

(Name and address of agent for service)

(212) 594-5050

(Telephone number, including area code, of agent for service)

with copies of communications to:

Greg R. Samuel

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

Fax: (214) 651-5940

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, par value $0.001 per share	20,000,000	$0.16	$3,200,000	$322.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of Snap Interactive, Inc. (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.
(2)	Represents shares of Common Stock issuable pursuant to awards under the Snap Interactive, Inc. 2016 Long-Term Incentive Plan (the “2016 Plan”). The number of shares of Common Stock available for issuance under the 2016 Plan may be increased by an indeterminate number of shares of Common Stock underlying awards issued under the Snap Interactive, Inc. 2011 Amended and Restated Long-Term Incentive Plan (the “2011 Plan”) that are forfeited, expired, cancelled or settled in cash. Includes (i) 15,000,000 shares of Common Stock issuable pursuant to the terms of the 2016 Plan and (ii) 5,000,000 shares of Common Stock, which is an estimate of the shares of Common Stock issuable upon the forfeiture, expiration, cancellation or cash settlement of awards issued under the 2011 Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Over-the-Counter Bulletin Board on June 1, 2016.
(4)	Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0001007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) relates to the 2016 Plan. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2016 Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the introductory note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated by reference in this Registration Statement:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, along with the consolidated financial statements and related notes thereto, filed with the Commission on March 14, 2016 (the “Annual Report”);

(ii)	the portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 11, 2016, that were incorporated by reference into the Annual Report;

(iii)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 9, 2016;

(iv)	the Company’s Current Reports on Form 8-K, filed with the Commission on March 7, 2016, March 9, 2016, and May 20, 2016; and

(v)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1 filed with the Commission on February 11, 2011, as amended by Pre-Effective Amendment No. 1 filed on April 6, 2011, Post-Effective Amendment No. 1 filed on May 2, 2012, Post-Effective Amendment No. 2 filed on December 18, 2012, Post-Effective Amendment No. 3 filed on April 11, 2013, Post-Effective Amendment No. 4 filed on March 25, 2014, Post-Effective Amendment No. 5 filed on March 25, 2015 and Post-Effective Amendment No. 6 filed on April 13, 2016, including all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

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Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The Company’s Certificate of Incorporation provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or the Company’s stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Company’s Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify and advance expenses to any person who is or was a director or officer, or who is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section.  In addition, the Certificate of Incorporation provides clarification that the Company may provide indemnification to any such person and any other person who is or was an employee or agent, by agreement or otherwise, on such terms and conditions as the Company’s Board of Directors may approve and that any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights that are broader or otherwise different from the rights set forth in the amendment.

The Company’s By-Laws require the Company to indemnify and advance expenses to the Company’s current and former directors and officers, as well as certain persons serving, at the Company’s request, at another entity as a director, officer, employee or agent.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Company’s Certificate of Incorporation or By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

The Company maintains a general liability insurance policy that covers certain liabilities of the Company’s director and officers arising out of claims based on acts or omissions in the person’s capacity as a director or officer.

The Company has entered into employment agreements with its Chief Executive Officer and Chief Financial Officer and its President of The Grade, pursuant to which the Company has agreed to indemnify such persons against any liability, damage, cost or expense incurred in connection with the defense of any action, suit or proceeding to which such persons are a party to the extent permitted by applicable law, subject to certain exceptions.

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Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 9.  Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 7, 2016.

SNAP INTERACTIVE, INC.

By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer and
Chief Financial Officer

Each person whose signature appears below constitutes and appoints Alexander Harrington and Clifford Lerner, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alexander Harrington	Chief Executive Officer, Chief Financial Officer and Director	June 7, 2016
Alexander Harrington	(Principal Executive, Financial and Accounting Officer)

/s/ Dr. Steven Fox	Director	June 7, 2016
Steven Fox

/s/ Neil Foster	Director	June 7, 2016
Neil Foster

/s/ Judy Krandel	Director	June 7, 2016
Judy Krandel

/s/ Clifford Lerner	Chairman of the Board of Directors	June 7, 2016
Clifford Lerner

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EXHIBIT INDEX

4.1	Certificate of Incorporation, dated July 19, 2005 (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-172202) of the Company filed February 11, 2011 by the Company with the Commission).

4.2	Certificate of Amendment to Certificate of Incorporation, dated November 20, 2007 (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-172202) of the Company filed February 11, 2011 by the Company with the Commission).

4.3	Certificate of Amendment to Certificate of Incorporation, dated March 8, 2016 (incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K (File No. 000-52176) of the Company filed March 14, 2016 by the Company with the Commission).

4.4	Amended and Restated By-Laws of Snap Interactive, Inc., as amended April 19, 2012 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 000-52176) of the Company filed April 25, 2012 by the Company with the Commission).

5.1*	Opinion of Haynes and Boone, LLP.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of attorney (included on the signature page to this Registration Statement on Form S-8).

99.1	Snap Interactive, Inc. 2016 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-52176) of the Company filed May 20, 2016 by the Company with the Commission).

* Filed herewith.

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